Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 4, 2021

HURCO REPORTS SECOND QUARTER RESULTS FOR FISCAL 2021

INDIANAPOLIS, INDIANA – June 4, 2021 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the second fiscal quarter ended April 30, 2021. Hurco recorded net income of $2,437,000, or $0.36 per diluted share, for the second quarter of fiscal 2021, compared to a net loss of $3,927,000, or $(0.58) per diluted share, for the corresponding period in fiscal 2020. For the first six months of fiscal 2021, Hurco reported a net income of $3,100,000, or $0.46 per diluted share, compared to a net loss of $4,820,000, or $(0.71) per diluted share, for the corresponding period in fiscal 2020.

Sales and service fees for the second quarter of fiscal 2021 were $57,920,000, an increase of $20,794,000, or 56%, compared to the corresponding prior year period, and included a favorable currency impact of $2,749,000, or 7%, when translating foreign sales to U.S. dollars for financial reporting purposes.  Sales and service fees for the first six months of fiscal 2021 were $112,035,000, an increase of $31,249,000, or 39%, compared to the corresponding prior year period, and included a favorable currency impact of $4,390,000, or 5%, when translating foreign sales to U.S. dollars for financial reporting purposes. During the first six months of fiscal 2021, our sales increased year-over-year in all regions as countries began to lift the government-mandated COVID-19 stay-at-home orders or other similar operating restrictions.

Greg Volovic, Chief Executive Officer, stated, “ As Hurco emerges from one of the more challenging business environments in recent history, I am extremely excited about our current position and opportunity for meaningful strategic growth. During our 2021 second fiscal quarter, Hurco’s global orders exceeded $65.0 million for the first time since our second fiscal quarter of 2019, prior to the impact of the COVID-19 pandemic. Second quarter orders in Europe and Asia were particularly encouraging, increasing by 121% and 138%, respectively, over the prior year period. Our operating income for the first two quarters of fiscal 2021 represents an improvement of over $10.0 million compared to the prior year period and reflects pricing improvement, efficiencies in our factories, and continued benefits associated with cost management initiatives implemented during fiscal 2020. We remain focused on optimizing shareholder value through a variety of avenues and continue to leverage the benefit of our strong balance sheet to evaluate and pursue acquisition opportunities.   Our ability to quickly adapt to significant changes in the business climate and our noteworthy achievements in new product development have positioned us well for a strong recovery in 2021.”

The following table sets forth net sales and service fees by geographic region for the second quarter and first six months ended April 30, 2021 and 2020 (dollars in thousands):

	Three Months Ended April 30,				Six Months Ended April 30,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Americas	$ 19,723	$ 16,696	$ 3,027	18%	$ 42,971	$ 34,175	$ 8,796	26%
Europe	28,949	14,736	14,213	96%	53,195	34,821	18,374	53%
Asia Pacific	9,248	5,694	3,554	62%	15,869	11,790	4,079	35%
Total	$ 57,920	$ 37,126	$ 20,794	56%	$ 112,035	$ 80,786	$ 31,249	39%

Sales in the Americas for the second quarter and first six months of fiscal 2021 increased by 18% and 26%, respectively, compared to the corresponding periods in fiscal 2020. The increases in sales in the Americas for the second quarter and first six months of fiscal 2021 were due to increased volume of shipments of Hurco VM and VMX machines in Canada, Mexico, and the U.S.

European sales for the second quarter and first six months of fiscal 2021 increased by 96% and 53%, respectively, compared to the corresponding periods in fiscal 2020, and included a favorable currency impact of 15% and 10%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes.  The year-over-year increases in European sales were attributable to increased volume of shipments of Hurco and Takumi machines in Germany, the United Kingdom, France and Italy, as well as increased shipment of machine tool components and accessories manufactured by our wholly-owned subsidiary LCM Precision Technology S.r.l. (“LCM”).

Asian Pacific sales for the second quarter and first six months of fiscal 2021 increased by 62% and 35%, respectively, compared to the corresponding periods in fiscal 2020, and included a favorable currency impact of 9% and 7%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes.  The year-over-year increases in Asian Pacific sales were primarily due to increased sales of Hurco and Takumi machines in China and Taiwan.

Orders for the second quarter of fiscal 2021 were $65,715,000, an increase of $29,162,000, or 80%, compared to the corresponding period in fiscal 2020, and included a favorable currency impact of $3,060,000, or 8%, when translating foreign orders to U.S. dollars.  Orders for the first six months of fiscal 2021 were $123,038,000, an increase of $40,905,000, or 50%, compared to the corresponding period in fiscal 2020, and included a favorable currency impact of $5,113,000, or 6%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the second quarter and first six months ended April 30, 2021 and 2020 (dollars in thousands):

	Three Months Ended April 30,				Six Months Ended April 30,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Americas	$ 19,306	$ 15,924	$ 3,382	21%	$ 43,151	$ 34,086	$ 9,065	27%
Europe	34,401	15,575	18,826	121%	60,196	37,321	22,875	61%
Asia Pacific	12,008	5,054	6,954	138%	19,691	10,726	8,965	84%
Total	$ 65,715	$ 36,553	$ 29,162	80%	$ 123,038	$ 82,133	$ 40,905	50%

Orders in the Americas for the second quarter and first six months of fiscal 2021 increased by 21% and 27%, respectively, compared to the corresponding periods in fiscal 2020, primarily due to increased customer demand for Hurco machines.  The increased order levels, similar to the increased sales levels, reflected a higher demand for Hurco VM and VMX machines in Canada, Mexico, and the U.S.

European orders for the second quarter and first six months of fiscal 2021 increased by 121% and 61%, respectively, compared to the corresponding prior year periods, and included a favorable currency impact of 15% and 11%, respectively, when translating foreign orders to U.S. dollars.  The year-over-year increases in orders were driven primarily by increased customer demand for Hurco and Takumi machines in Germany, the United Kingdom, France and Italy, as well as increased demand for LCM machine tool components and accessories.

Asian Pacific orders for the second quarter and first six months of fiscal 2021 increased by 138% and 84%, respectively, compared to the corresponding prior year periods, primarily due to increased customer demand for Hurco vertical milling machines and Takumi machines in China and Taiwan.  Asian Pacific orders for the second quarter and first six months of fiscal 2021 included a favorable currency impact of 14% and 10%, respectively, when translating foreign orders to U.S. dollars.

Gross profit for the second quarter of fiscal 2021 was $14,794,000, or 26% of sales, compared to $6,709,000, or 18% of sales, for the corresponding prior year period.  Gross profit for the first six months of fiscal 2021 was $26,341,000, or 24% of sales, compared to $15,868,000, or 20% of sales, for the corresponding prior year period.  The year-over-year increases in gross profit as a percentage of sales reflected improved leverage of fixed overhead costs through higher levels of machine sales, improved pricing due to changes in demand and normalized inventory levels, and the favorable impact of foreign currency translation compared to the corresponding prior year periods.  Additionally, approximately $837,000 of the gross profit improvement for the second quarter and first six months of fiscal 2021 was a result of recording the employee retention credit extended to companies under the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act and the American Rescue Plan Act of 2021 (the “employee retention credit”).

Selling, general, and administrative expenses for the second quarter of fiscal 2021 were $11,273,000, or 19% of sales, compared to $10,599,000, or 29% of sales, in the corresponding fiscal 2020 period, and included an unfavorable currency impact of $471,000, when translating foreign expenses to U.S. dollars for financial reporting purposes.  Selling, general, and administrative expenses for the first six months of fiscal 2021 were $21,841,000, or 19% of sales, compared to $21,445,000, or 27% of sales, in the corresponding fiscal 2020 period, and included an unfavorable currency impact of $760,000, when translating foreign expenses to U.S. dollars for financial reporting purposes.  Selling, general and administrative expenses for the second quarter and first six months of fiscal 2021 continued to trend downward as a percentage of sales from fiscal 2020 as a result of the cost management plans implemented during fiscal 2020 and continued during fiscal 2021.  Additionally, approximately $1,089,000 of the selling, general, and administrative expense reduction for the second quarter and first six months of fiscal 2021 was a result of recording the employee retention credit.

Operating income for the second quarter of fiscal 2021 was $3,521,000, or 6% of sales, compared to operating loss of $3,890,000, or (10%) of sales, for the corresponding prior year period.   Operating income for the first six months of fiscal 2021 was $4,500,000, or 4% of sales, compared to operating loss of $5,577,000, or (7%) of sales, for the corresponding prior year period.  The year-over-year increases from operating losses to operating income for the second quarter and first six months were primarily due to an increase of sales volume of Hurco machines. As discussed above, operating income for the second quarter and first six months of fiscal 2021 included a benefit of $1,926,000 related to the employee retention credit recorded during the second quarter of fiscal 2021.

The effective tax rates for the second quarter and first six months of fiscal 2021 were 28% and 33%, respectively, compared to 16% and 22% in the corresponding prior year periods. The year-over-year increases in the effective tax rates were primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, conditional reduced tax rates, and other events that are not consistent from period to period, such as changes in income tax laws to address the unfavorable impact of the COVID-19 pandemic and a discrete income tax expense related to unvested stock awards.

Cash and cash equivalents totaled $73,888,000 at April 30, 2021, compared to $57,859,000 at October 31, 2020. Working capital was $206,186,000 at April 30, 2021, compared to $200,974,000 at October 31, 2020.  The increase in working capital was primarily driven by the increase in cash and accounts receivable, which was offset by a decrease in inventory and increases in accounts payable and customer deposits.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool.  The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations.  The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the impact of the COVID-19 pandemic and other public health epidemics on the global economy, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, governmental actions and initiatives, including import and export restrictions and tariffs, fluctuations in foreign currency exchange rates, innovations by competitors, the United Kingdom’s withdrawal from the European Union (Brexit), our ability to develop new products and expand product offerings, the ability to protect our intellectual property, quality and delivery performance by our vendors, increases in prices of raw materials, loss of key personnel, our ability to effectively integrate acquisitions, failure to comply with data privacy and security regulations, breaches of our network and system security measures, obsolescence of inventory or impairment of assets due to changes in technology or market demand, negative or unforeseen tax consequences, changes in the LIBOR rate, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2021	2020	2021	2020

	(unaudited)		(unaudited)
Sales and service fees	$ 57,920	$ 37,126	$ 112,035	$ 80,786
Cost of sales and service	43,126	30,417	85,694	64,918
Gross profit	14,794	6,709	26,341	15,868
Selling, general and administrative expenses	11,273	10,599	21,841	21,445
Operating income (loss)	3,521	(3,890)	4,500	(5,577)
Interest expense	2	32	21	50
Interest income	-	20	16	90
Investment income	25	3	146	65
Other expense, net	(160)	(793)	(48)	(710)
Income (loss) before taxes	3,384	(4,692)	4,593	(6,182)
Provision (benefit) for income taxes	947	(765)	1,493	(1,362)
Net income (loss)	$ 2,437	($ 3,927)	$ 3,100	($ 4,820)

Income (loss) per common share
Basic	$ 0.37	($ 0.58)	$ 0.47	($ 0.71)
Diluted	$ 0.36	($ 0.58)	$ 0.46	($ 0.71)
Weighted average common shares outstanding
Basic	6,596	6,739	6,585	6,760
Diluted	6,612	6,739	6,598	6,760

Dividends per share	$ 0.14	$ 0.13	$ 0.27	$ 0.25

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2021	2020	2021	2020

	(unaudited)		(unaudited)
Gross margin	26%	18%	24%	20%
SG&A expense as a percentage of sales	19%	29%	19%	27%
Operating income (loss) as a percentage of sales	6%	(10)%	4%	(7)%
Pre-tax income (loss) as a percentage of sales	6%	(13)%	4%	(8)%
Effective tax rate	28%	16%	33%	22%
Depreciation and amortization	$ 1,050	$ 1,067	$ 2,116	$ 2,172
Capital expenditures	$ 660	$ 396	$ 1,282	$ 845

Balance Sheet Data:	4/30/2021	10/31/2020
Working capital	$ 206,186	$ 200,974
Days sales outstanding (unaudited)	45	45
Inventory turns (unaudited)	1.0	0.9
Capitalization
Total debt	--	--
Shareholders' equity	236,600	231,148
Total	$ 236,600	$ 231,148

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	April 30,	October 31,
	2021	2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 73,888	$ 57,859
Accounts receivable, net	37,041	27,686
Inventories, net	145,308	149,864
Derivative assets	410	968
Prepaid assets	14,461	13,803
Other	248	1,231
Total current assets	271,356	251,411

Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	29,938	29,195
Leasehold improvements	5,093	4,754
	43,251	42,169
Less accumulated depreciation and amortization	(31,866)	(30,248)
Total property and equipment, net	11,385	11,921

Non-current assets:
Software development costs, less accumulated amortization	7,788	7,840
Intangible assets, net	1,721	1,846
Operating lease - right of use assets, net	11,532	11,748
Deferred income taxes	2,869	2,479
Investments and other assets, net	9,175	8,410
Total non-current assets	33,085	32,323
Total assets	$ 315,826	$ 295,655

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 37,808	$ 27,643
Customer deposits	8,321	5,356
Derivative liabilities	928	872
Operating lease liabilities	4,282	4,132
Accrued payroll and employee benefits	7,766	6,931
Accrued income taxes	516	285
Accrued expenses	4,132	4,018
Accrued warranty expenses	1,417	1,200
Total current liabilities	65,170	50,437

Non-current liabilities:
Deferred income taxes	91	131
Accrued tax liability	1,761	1,918
Operating lease liabilities	7,646	7,989
Deferred credits and other	4,558	4,032
Total non-current liabilities	14,056	14,070

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,674,741 and 6,636,906 shares issued and 6,601,406 and 6,565,163 shares outstanding, as of April 30, 2021 and October 31, 2020, respectively	660	657
Additional paid-in capital	62,177	60,997
Retained earnings	173,795	172,484
Accumulated other comprehensive loss	(32)	(2,990)
Total shareholders' equity	236,600	231,148
Total liabilities and shareholders' equity	$ 315,826	$ 295,655